Exhibit 99.2

CHELSEA THERAPEUTICS REPORTS IMPROVED

PHARMACOKINETICS OF ITS DISODIUM SALT OF CH-1504

Company to Initiate Human Bioequivalence Study in Q2 07

CHARLOTTE, N.C., Feb. 1, 2007 - Chelsea Therapeutics International, Ltd. (NasdaqCM: CHTP) reported results from a recent primate study indicating that the new disodium salt of its lead antifolate drug candidate, CH-1504, demonstrates significant improvement in peak plasma levels and systemic exposure compared to the original free acid formulation.

Chelsea conducted a blinded, cross-over pharmacokinetic study in cynomolgus monkeys comparing an oral 10 mg dose of the active pharmaceutical ingredient (API) of the new disodium salt of CH-1504 to a 10 mg dose of the original free acid. Relative bioavailability of the CH-1504 disodium salt, as measured by area under the curve (AUC), increased by an average of 3.77 fold within individual animals. A similar 3.78 fold increase was also seen in peak plasma concentrations (Cmax). In addition to increased bioavailability, the disodium salt demonstrated a 3.61 fold reduction in systemic exposure variability, as measured by the relative standard deviation of the mean AUCs.

Selection of the disodium salt of the API is the first of two complementary initiatives that have been undertaken to enhance solubility and bioavailability as well as reduce PK variation of CH-1504. The second initiative currently underway implements standard formulation strategies such as compounding with commercially available wetting agents, buffers, enteric coatings and/or liquid filled hard gel capsule technology. The company expects that such pharmaceutical enhancements will provide a considerable further improvement in the pharmacokinetic profile of CH-1504.

“Our goal in undertaking the reformulation of CH-1504 was to enhance the absorption such that the therapeutic plasma levels of the compound would be more predictable and less variable, thus ensuring the strongest possible comparison of CH-1504 to methotrexate,” said Dr. Simon Pedder, President and Chief Executive Officer of Chelsea. “We are obviously pleased by the marked improvement in bioavailability achieved through the reformulation of the API and believe data from this study confirms the pharmacokinetic superiority of the disodium salt and validates our continued clinical development of CH-1504. We are optimistic that the improvements seen in this primate study will be replicated in humans and look forward to initiating our bioequivalence study in the second quarter to determine comparable doses for our Phase II trial in the fourth quarter.”

About CH-1504

CH-1504 is the lead product candidate in Chelsea’s portfolio of novel antifolate compounds developed by Dr. Gopal Nair and licensed by the company in 2004. An orally available and metabolically inert antifolate with potent anti-inflammatory and anti-tumor properties, CH-1504 potently inhibits several key enzymes that are required for cell proliferation. Preclinical and clinical data to date suggests superior safety and tolerability, as well as increased potency versus MTX, currently the leading antifolate treatment and standard of care for a broad range of abnormal cell proliferation diseases. Diseases that may potentially benefit from the compound include RA, psoriasis, inflammatory bowel disease, cancer and other immunological disorders.

Chelsea reported positive preliminary results from its U.K. Phase I trials for all oral indications of CH-1504 in December 2005 and anticipates the initiation of Phase II trials for RA in 2007. Additionally, an independent six-month pilot clinical study compared CH-1504 to MTX in 20 RA patients in Peru. Although this pilot study will not be used as a part of the U.S. regulatory approval process, the results of this study suggest that CH-1504 has lower toxicity and improved tolerability, as well as potentially increased efficacy versus MTX. Preclinical animal models have also indicated that CH-1504 may have superior efficacy and a greater therapeutics window than MTX.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. The Company is currently developing a library of metabolically inert antifolate compounds engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders. Early clinical data suggests that Chelsea’s lead antifolate compound, CH-1504, is a safe and effective treatment alternative to methotrexate for RA and may have further applications for psoriasis, IBD and certain cancers. Chelsea’s antifolate program is complemented by a strategic partnership with Active Biotech AB for the joint development of a portfolio of therapeutics targeting immune-mediated inflammatory disorders and transplantation. In addition to its autoimmune pipeline, Chelsea has received approval for the development of Droxidopa in the US as an Orphan Drug. Droxidopa is an orally active synthetic precursor of norepinephrine, for the treatment of neurogenic orthostatic hypotension. Currently approved and marketed in Japan, Droxidopa has accumulated over 15 years of proven safety and efficacy, historically generating annual revenues of approximately $50 million in Japan.

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include reliance on collaborations and licenses, risks and costs of drug development, regulatory approvals, intellectual property risks, our reliance on our lead drug candidate CH-1504, our history of losses and need to raise more money, competition, market acceptance for our products if any are approved for marketing, reliance on key personnel including specifically Dr. Pedder, management of rapid growth, and the need to acquire or develop additional products.

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Chelsea Therapeutics:
Nick Riehle	Kathryn McNeil
Chief Financial Officer	Investor/Media Relations
704-341-1516 x101	718-788-2856